                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                             VIRCO MFG. CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                             VIRCO MFG. CORPORATION
                  2027 HARPERS WAY, TORRANCE, CALIFORNIA 90501

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 20, 2000

     The Annual Meeting of Stockholders of Virco Mfg. Corporation, a Delaware corporation, will be held at 2:00 p.m. on Tuesday, June 20, 2000 at 2027 Harpers Way, Torrance, California, for the following purposes:

          1. To elect three directors to serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified; and

          2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 5, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof.

     Whether or not you expect to attend the meeting, please date, sign and return the enclosed proxy. If you attend the meeting, you may vote in person whether or not you have returned a proxy.

                                         By Order of the Board of Directors

                                         Robert E. Dose, Secretary

Torrance, California
May 22, 2000

                             VIRCO MFG. CORPORATION
                  2027 HARPERS WAY, TORRANCE, CALIFORNIA 90501
                            ------------------------

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 20, 2000
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being mailed to stockholders of Virco Mfg. Corporation, a Delaware corporation (the "Company"), on or about May 22, 2000 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 20, 2000 at 2:00 p.m. at 2027 Harpers Way, Torrance, California and any and all adjournments and postponements thereof.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited in person or by telephone or telegraph by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                             RECORD DATE AND VOTING

     The close of business on May 5, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were 10,333,079 shares of the Company's Common Stock, par value $.01 per share, outstanding. All voting rights are vested exclusively in the holders of the Company's Common Stock. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders, except that as to the election of directors, stockholders may cumulate their votes. Because three directors are to be elected, cumulative voting means that each stockholder may cast a number of votes equal to three times the number of shares actually owned. That number of votes may be cast for one nominee, divided equally among the three nominees or divided among the nominees in any other manner. The proxy holders will have authority, in their discretion, to vote cumulatively for less than all of the nominees.

     In all matters other than the election of directors, the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter would be the act of the stockholders. Directors will be elected by a plurality of the votes of the Common Stock present in person or represented by proxy. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Broker non-votes are not counted for the purpose of determining the votes cast on a proposal.

     Proxies will be voted for management's nominees for election as directors and in accordance with the recommendations of the Board of Directors contained in the Proxy Statement, unless the stockholder otherwise directs in his proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his direction. Any stockholder has the power to revoke his proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.

                               SECURITY OWNERSHIP

SHARES OWNED BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of April 30, 2000 (unless otherwise indicated) relating to the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) by each director or nominee of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table below and (iv) by all officers and directors of the Company as a group. The number of shares beneficially owned is deemed to include shares of Common Stock in which the persons named have or share either investment or voting power. Unless otherwise indicated, the mailing address of each of the persons named is 2027 Harpers Way, Torrance, California 90501.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT OF
             NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)        CLASS
             ------------------------                -----------------   ----------
Dimensional Fund Advisors Inc.(2)..................        773,330          7.5%
Bruce S. Sherman(3)................................        648,984          6.3
Robert A. Virtue(4)................................        319,410          3.1
  Chairman of the Board of Directors,
  President, Chief Executive Officer
Douglas A. Virtue..................................        414,057          4.0
  Director, Executive Vice President
Donald S. Friesz...................................         77,123           (5)
  Director
Robert K. Montgomery...............................              0           (5)
  Director
George W. Ott......................................          9,584           (5)
  Director
Glen D. Parish.....................................         11,796           (5)
  Director, Vice President, General Manager
Donald A. Patrick..................................         38,498           (5)
  Director
John H. Stafford...................................          8,733           (5)
  Director
Hugh D. Tyler......................................         25,011           (5)
  Former Director, Former Vice President
James R. Wilburn...................................         11,542           (5)
  Director
Robert E. Dose.....................................         27,035           (5)
  Vice President Finance, Secretary, Treasurer
Larry O. Wonder....................................         16,871           (5)
  Vice President, Education Sales Group
Robert J. Mills....................................         25,256           (5)
  Vice President, General Manager
All executive officers and directors as a group (15
  persons).........................................      1,015,744          9.6

---------------
(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person is deemed to have "beneficial ownership" as of a given date of any security that such person has the right to acquire within 60 days after such date. Amounts for Messrs. Robert Virtue, Douglas Virtue, Friesz, Montgomery, Ott, Parish, Patrick, Stafford, Tyler, Wilburn, Dose, Mills, Wonder, and all executive officers and directors as a group, include 68,254, 36,016, 17,310, 0, 1,244, 6,820, 4,498, 4,498, 0, 4,498, 20,064, 20,064,
    9,537 and 238,578 shares issuable upon exercise of options, respectively, and 6,381, 4,399, 0, 0, 0, 3,168,

    0, 0, 5,480, 0, 4,331, 2,738, 2,926 and 31,148 shares held under the
    Company's Employee Stock Ownership Plan as of December 31, 1999, respectively.

(2) As of February 3, 2000, according to information provided to the Company. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts (these investment companies and investment vehicles are the "Funds"). In its role as investment advisor or manager, Dimensional possesses both voting and investment power over the shares of the Company's Common Stock that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. The principal business address of Dimensional is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

(3) As of February 16, 2000, according to information provided to the Company. Bruce S. Sherman is Chairman of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to the 408,684 shares held by PCM on behalf of its clients. Mr. Sherman is also the Managing General partner of SPS Partners, L.P. ("SPS") which acts as the Investment Advisor for Entrepreneurial Value Fund, L.P., and exercises shared dispositive power with respect to the 240,300 shares held by SPS. Mr. Sherman disclaims the existence of a group. Mr. Sherman's address is 3003 Tamiami Trail N., Naples, Florida 34103.

(4) Does not include 1,233,815 shares owned beneficially by Mr. Robert Virtue's adult children, including Mr. Douglas Virtue, as to which Mr. Robert Virtue disclaims beneficial ownership.

(5) Less than 1%.

     All information with respect to beneficial ownership of the shares referred to above is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners.

     Douglas Virtue is Robert Virtue's son. The total number of shares beneficially owned by Mr. Robert Virtue, his brothers Raymond W. Virtue and Richard J. Virtue, his sister, Nancy Virtue Cutshall, their children and their mother, Mrs. Julian A. Virtue, aggregate 4,944,556 shares or 47.4% of the total shares of Common Stock outstanding.

     Robert A. Virtue, Richard J. Virtue, Raymond W. Virtue, Nancy Virtue Cutshall and certain of their respective spouses and children (the "Stockholders") and the Company have entered into an agreement with respect to certain shares of the Company's Common Stock received by the Stockholders as gifts from their father, Julian A. Virtue, including shares received in subsequent stock dividends in respect of such shares. Under the agreement, each Stockholder who proposes to sell any of such shares is required to provide the remaining Stockholders notice of the terms of such proposed sale. Each of the remaining Stockholders is entitled to purchase any or all of such shares on the terms set forth in the notice. Any shares not purchased by such remaining Stockholders may be purchased by the Company on such terms. The agreement also provides for a similar right of first refusal in the event of the death or bankruptcy of a Stockholder, except that the purchase price for the shares is to be based upon the then prevailing sales price of the Company's Common Stock on the American Stock Exchange.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that all such forms required during the fiscal year ended January 31, 2000 were filed on a timely basis except for a Form 4 for Mr. Ott with respect to a stock purchase in June 1999, which was filed two days late.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides for the division of the Board of Directors into three classes as nearly equal in number as possible. In accordance with the Certificate of Incorporation, the Board of Directors has nominated Robert A. Virtue, Robert K. Montgomery and Donald A. Patrick (each of whom is currently a director) to serve as directors in Class III of the Board of Directors with a term expiring in 2003.

     It is intended that the proxies solicited by this Proxy Statement will be voted in favor of the election of Messrs. Robert A. Virtue, Montgomery and Patrick, unless authority to do so is withheld. Should any of such nominees be unable to serve as a director or should any additional vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. In the event that any person other than the nominees named below should be nominated for election as a director, the proxies may be voted cumulatively for less than all of the nominees.

     The following table sets forth certain information with respect to each of the three nominees, as well as each of the five continuing directors.

                                                                                                  DIRECTOR
            NAME               AGE                      PRINCIPAL OCCUPATION                       SINCE
            ----               ---                      --------------------                      --------
NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2003:
Robert A. Virtue.............  67    Chairman of the Board and Chief Executive Officer of the       1956
                                     Company since 1990; President of the Company since August
                                     1982
Robert K. Montgomery.........  61    Partner of Gibson, Dunn & Crutcher LLP law firm since 1971     2000
Donald A. Patrick............  75    Vice President and a founder of Diversified Business           1983
                                     Resources, Inc. (mergers, acquisitions and business
                                     consultants) since 1988
CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2001:
Douglas A. Virtue............  41    Executive Vice President since December 1997; previously       1992
                                     General Manager of the Torrance Division of the Company
                                     since 1992
George W. Ott................  68    President and Founder of Ott and Hansen since 1976             1994
John H. Stafford.............  79    Retired since 1983; director of Mossimo, Inc. since October    1985
                                     1996; previously Partner of Main Hurdman, a predecessor of
                                     KPMG Peat Marwick (certified public accountants)
CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2002:
Donald S. Friesz.............  70    Vice President Sales and Marketing from 1982 to February       1992
                                     1996
Glen D. Parish...............  62    Vice President since 1999; General Manager of the Conway       1999
                                     Division since 1999; previously Vice President of Conway
                                     Sales and Marketing
James R. Wilburn.............  67    Dean of the School of Public Policy, Pepperdine University,    1986
                                     since September 1996; previously Dean of the School of
                                     Business and Management, Pepperdine University
                                     (1982 - 1994); Professor of Business Strategy, Pepperdine
                                     University (1994 - 1996); director of First Fidelity Thrift since February 1995; director of JCB Bank since January
                                     1998; director of Olson Company since January 1990

     Each director of the Company serving in 1999 attended at least 75% of the 1999 meetings of the Board of Directors and each committee on which he served. Directors who are also officers of the Company or its subsidiaries receive no additional compensation for their services as directors. Other directors received a retainer of $4,000 per quarter, a fee of $1,000 for each Board meeting and a fee of $750 for each committee meeting attended. The Board of Directors held six meetings in 1999. At the February 1999 meeting of the Board of Directors, the annual retainer was increased from $16,000 to $18,000 effective February 2000. In 1999, Messrs. Ott, Patrick, Stafford and Wilburn each received options to purchase 1,000 shares of Common Stock at $15.625 per share (1,100 shares at $14.20 per share after adjusting for a 10% stock dividend issued in 1999 under the Company's 1997 Stock Incentive Plan).

     The Board of Directors has an Audit Committee that in 1999 was composed of Messrs. Friesz, Ott, Patrick, Stafford and Wilburn. The Audit Committee held two meetings in 1999. The functions of the Audit Committee include reviewing the financial statements of the Company, the scope of the annual audit by the Company's independent auditors and the audit reports rendered by such independent auditors. The Audit Committee may also examine and consider other appropriate matters. The Audit Committee's charter, describing its policies and responsibilities, appears as Appendix A to this proxy statement

     The Board of Directors has a Compensation Committee that in 1999 was composed of Messrs. Friesz, Ott, Patrick, Stafford and Wilburn. The function of this Committee is to make recommendations to the Board regarding changes in salaries and benefits. The Compensation Committee held one meeting in 1999.

     The Company does not have a nominating committee. The Board of Directors performs the functions which might otherwise be performed by such a committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for services rendered in all capacities to the Company and its subsidiaries during the years indicated for the Chief Executive Officer and the other four most highly compensated officers of the Company and one additional person who would have been included as one of the four most highly compensated officers of the Company but for the fact that he was not serving as an officer at the end of the fiscal year:

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                                    ------------
                                            ANNUAL COMPENSATION      SECURITIES
                                           ---------------------     UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY(1)     BONUS       OPTIONS(3)     COMPENSATION(2)
   ---------------------------     ----    ---------    --------    ------------    ---------------
Robert A. Virtue.................  1999    $378,263           --        1,650           $58,000
  Chairman of the Board and        1998     349,264     $123,500           --            58,000
  Chief Executive Officer          1997     330,837      180,000        9,000            58,000
Hugh D. Tyler....................  1999     222,881           --        1,650            12,200
  Former Vice President and        1998     180,085       46,093           --            12,200
  General Manager -- Conway        1997     156,191       77,650        7,068            12,200
  Division (retired December
  1999)
Douglas A. Virtue................  1999     184,888           --        1,650             3,900
  Executive Vice President         1998     162,768       46,200           --             3,900
                                   1997     135,482       66,500        7,068             3,900
Robert E. Dose...................  1999     164,373           --        1,650             4,700
  Vice President, Finance,         1998     133,187       39,200       11,000             4,700
  Secretary and Treasurer          1997     103,879       55,000        6,413             4,700
Larry O. Wonder..................  1999     147,909           --        1,650             5,700
  Vice President, Education        1998     125,391       35,000       11,000             5,700
  Sales Group                      1997     117,176       56,700        6,413             5,700
Robert J. Mills..................  1999     140,117           --        1,650             2,700
  Vice President -- General
  Manager                          1998     125,687       35,000       11,000             2,700
  Torrance Division                1997     112,110       55,600        6,413             2,700

---------------
(1) Excludes compensation in the form of other personal benefits, which, for each of the executive officers, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each year.

(2) For 1999, consists of (i) $14,300, $12,200, $4,700, $5,700 and $2,700, representing the value of Company-paid split-dollar premiums under the Management Employees Life Insurance Plan, and (ii) $43,700, representing the value of Company-paid split-dollar premiums under the Executive Survivorship Life Insurance Plan, for insurance policies on the life of Mr. Robert Virtue (and his spouse). See "Management Employees Life Insurance Plan" and "Executive Survivorship Life Insurance Plan." The foregoing amounts represent the actuarial value of the benefit to the executive officers of the current year's insurance premium paid by the Company in excess of that required to fund the death benefits under the policies.

(3) Granted pursuant to the Company's 1993 and 1997 Stock Incentive Plans at the market price of the Common Stock on the date of grant and adjusted for stock dividends and 3 for 2 stock splits.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     Shown below is information relating to the exercise of stock options during 1999 for each executive officer of the Company named in the Summary Compensation Table above:

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT               IN-THE-MONEY OPTIONS
                           SHARES ACQUIRED    VALUE         FISCAL YEAR-END(1)           AT FISCAL YEAR-END(2)
          NAME               ON EXERCISE     REALIZED   (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
          ----             ---------------   --------   ---------------------------   ---------------------------
Robert A. Virtue.........       2,770        $ 42,968          68,254/0                   $  590,706/0
Hugh D. Tyler............      41,241         428,395               0/0                            0/0
Douglas A. Virtue........          --              --          35,998/0                      288,743/0
Robert E. Dose...........          --              --          20,064/15,334                  56,437/26,733
Larry O. Wonder..........          --              --           9,537/15,334                  13,367/26,733
Robert J. Mills..........          --              --          20,064/15,334                  56,437/26,733

---------------
(1) Adjusted for stock dividends.

(2) Calculated using closing price on January 31, 2000 of $12.56.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information relating to the grants of options issued by the Company during 1999 to each executive officer of the Company named in the Summary Compensation table above:

                         INDIVIDUAL
                           GRANTS                                                      POTENTIAL REALIZABLE
                       --------------                                                        VALUE AT
                                         PERCENTAGE                                    ASSUMED ANNUAL RATES
                         NUMBER OF        OF TOTAL                                              OF
                         SECURITIES       OPTIONS                                          STOCK PRICE
                         UNDERLYING      GRANTED TO                                      APPRECIATION FOR
                          OPTIONS        EMPLOYEES                                        OPTION TERM(3)
                          GRANTED        IN FISCAL     EXERCISE PRICE    EXPIRATION    --------------------
        NAME           (SHARES)(1)(2)       YEAR        ($/SHARE)(2)        DATE          5%         10%
        ----           --------------    ----------    --------------    ----------    --------    --------
Robert A Virtue......      1,650            8.11%          $14.72        7/23/2009     $15,289     $38,753
Douglas A. Virtue....      1,650            8.11            14.72        7/23/2009      15,289      38,753
Hugh D. Tyler........         --              --               --               --          --          --
Robert E. Dose.......      1,650            8.11            14.72        7/23/2009      15,289      38,753
Larry O. Wonder......      1,650            8.11            14.72        7/23/2009      15,289      38,753
Robert J. Mills......      1,650            8.11            14.72        7/23/2009      15,289      38,753

---------------
(1) Granted pursuant to the 1997 Stock Incentive Plan with immediate vesting.

(2) Adjusted for stock dividends.

(3) The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which an executive officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Common Stock on the date of exercise and the exercise price.

EMPLOYEES RETIREMENT PLAN

     The Employees Retirement Plan of the Company is a non-contributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. With limited exceptions, all employees of the Company and its participating subsidiaries (including executive officers) are eligible to participate provided they meet certain service requirements. Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death. Benefits under the Plan are credited to the employee each year based upon years of service and remuneration during such year of service.

     Retirement benefits vest partially after three years of service and fully after seven years of service, or upon the participant's 65th birthday. Benefits payable under the Plan are adjusted to reflect the form of payment elected by the participant. The following table shows the annual pension benefits for retirement at age 65 which would be payable to retiring employees with representative earnings and years of service:

                               PENSION PLAN TABLE

     ASSUMED                                       YEARS OF SERVICE(1)(2)
     AVERAGE                                    -----------------------------
  COMPENSATION(3)                                 10         20         30
  ---------------                               -------    -------    -------
  $ 25,000....................................  $ 2,260    $ 4,520    $ 6,780
    50,000....................................    4,760      9,520     14,280
    75,000....................................    7,260     14,520     21,780
   100,000....................................    9,760     19,520     29,280
   125,000....................................   12,260     24,520     36,780
   150,000....................................   14,760     29,520     44,280
   175,000....................................   15,760     31,519     47,279

---------------
(1) Represents annual retirement benefits payable at normal retirement age. To the extent a participant's service was rendered prior to February 1, 1964, the effective date of the Plan, actual benefits will be slightly lower than the benefits shown in the table.

(2) The benefits shown are for straight-life annuity payments and are not subject to deduction for Social Security or other offset amounts; alternative forms of benefit payments are available under the Plan.

(3) Assumed average compensation is based upon regular base compensation before deduction for taxes or group insurance averaged for each year in the Plan.

     Messrs. Robert Virtue, Douglas Virtue, Tyler, Dose, Wonder and Mills have 42, 13, 29, 8, 20 and 4 credited years of service and $72,000, $88,000, $75,000,
$124,000, $87,000 and $154,000 of assumed average compensation, respectively, under the Plan.

VIRCO VERY IMPORTANT PERFORMERS PLAN

     In August 1985, the Board of Directors adopted the Virco Very Important Performers Plan, which is an unqualified plan providing additional retirement and death benefits for certain employees identified by the Board of Directors or the committee administering the Plan as contributing materially to the continued growth, development and future business of the Company. On January 1, 1998, the Plan was amended to provide that each officer or employee whose annual base salary exceeds $80,000 will be a participant in the Plan. Benefits under the Plan are payable to or on behalf of each participant upon retirement, normally at age 65, or upon death prior to retirement. The Company is funding its obligations under the Plan through the purchase of life insurance policies on the participants.

     Vesting for each participant begins at the later date of such participant's forty-fourth birthday or his birthday in the year he enters the Plan. Vesting occurs at 10% for each full year subsequent to such date. Under the Plan, each participant will receive a benefit payable at retirement equal to 50% of the average base salary during the last five years offset by the monthly benefit accrued under the Employees Retirement Plan. Participants with fewer than ten years of participation who retire after reaching age 60 will be entitled to reduced pro rata benefits based on the number of years they have participated in the Plan. In the event of the death of a participant prior to retirement, death benefits are payable for a fifteen-year period to the deceased participant's beneficiaries.

     The estimated annual benefits payable upon retirement at age 65 for Messrs. Robert Virtue, Douglas Virtue, Tyler, Dose, Wonder and Mills are $120,000, $43,000, $53,000, $37,000, $27,000 and $24,000, respectively, assuming that the current compensation of each executive officer remains constant until retirement.

MANAGEMENT EMPLOYEES LIFE INSURANCE PLAN

     In August 1985, the Board of Directors adopted the Management Employees Life Insurance Plan, which provides for the Company to obtain life insurance policies on management employees selected by the Board. Currently, all officers and employees earning an annual salary exceeding $80,000 are entitled to participate in the Plan and may elect coverage under the Plan of $100,000. Officers may elect coverage under the Plan of up to $300,000 in increments of $50,000.

     The premiums for the policies are paid partially by the participants pursuant to the formula set forth in the Plan, with the Company paying the remaining portion. The Company retains an interest in the death benefit payable under the policy for each participant in an amount equal to the aggregate amount of premium payments made by the Company with respect to such participant's policy. The remainder of the death benefit is payable to the participant's beneficiaries. Upon the first to occur of reaching the age of 65, actual retirement or termination of employment, each participant is entitled to have the Company assign the policy to the participant or his designee, provided that the participant first reimburses the Company for all premiums previously paid by the Company for the policy.

EXECUTIVE SURVIVORSHIP LIFE INSURANCE PLAN

     In August 1985, the Board of Directors adopted the Executive Survivorship Life Insurance Plan, which provides special life insurance benefits to a group of management employees selected by the Board. Under this Plan, the Company maintains insurance policies on the lives of the participants and their spouses. Robert A. Virtue is currently the only executive officer participating in the Plan. The Company also maintains insurance policies on the lives of Mr. Raymond
W. Virtue, a former executive officer, and his former spouse under the Plan. The amount of each of the insurance policies maintained by the Company under the Plan on the lives of Robert A. Virtue and Raymond W. Virtue and their current or former spouses is $1,250,000. In 1985, the Company also purchased $1,250,000 of insurance under the Plan on the lives of Richard Cutshall, who was then a management employee of the Company, and his spouse Nancy Virtue Cutshall, who is the beneficial owner of 4.8% of the Company's outstanding shares. In connection with their divorce in 1987, Mr. Cutshall, who is now deceased, transferred his interest in such insurance to Mrs. Cutshall. As a result of such transaction, the policy previously maintained on the life of Mr. Cutshall was terminated and a $2,500,000 policy is now maintained under the Plan on the life of Mrs. Cutshall.

     The premiums for the policies are paid partially by the participants pursuant to a formula set forth in the Plan, with the Company paying the remaining amount. The Company retains an interest in the death benefit payable under the policy of each participant and spouse in an amount equal to the aggregate amount of premium payments made by the Company with respect to the policy of such participant or spouse. The remainder of the death benefit is payable to the designated beneficiaries of the deceased participant or spouse. Upon the first to occur of the participant's reaching age 65, retiring or ceasing to be an employee of the Company for any reason other than death, the participant or his designee is required to purchase the Company's interest in the participant's policy and the spouse or the spouse's designee is similarly required to purchase the Company's interest in the spouse's policy. The amount to be paid to the Company upon such purchase is the aggregate amount of the Company's previous premium payments on such policy. In the event a participant in the Plan dies before reaching age 65 and while an employee of the Company, the Company remains obligated to maintain the insurance policy under the Plan on the life of such participant's spouse.

WIDOW'S SALARY CONTINUATION PLAN

     In August 1985, the Board of Directors approved the Widow's Salary Continuation Plan, which provides for surviving widow benefits to be paid by the Company upon the deaths of Messrs. Julian A. Virtue and Donald Heyl, the former President of the Company. The widow of Mr. Virtue is currently receiving $5,000 per month under the Plan. In 1999, the Company paid $60,000 to Mrs. Virtue. Upon the death of Mr. Heyl, his surviving widow will receive $60,000 annually during her lifetime. The Company is funding its obligation to Mr. Heyl under this Plan through the purchase of life insurance on the life of Mr. Heyl.

                              CERTAIN TRANSACTIONS

     In 1989 the Company loaned $75,000 to Larry O. Wonder, the Company's Vice President, Education Sales Group. The loan is secured by a second trust deed on Mr. Wonder's home and accrues interest at a rate equal to the Wells Fargo prime interest rate. As of January 31, 2000, the outstanding balance on the loan including accrued interest was $107,000.

     During 1994 the Company entered into a consulting arrangement with Diversified Business Resources, Inc. ("Diversified"), a consulting firm which is owned by Donald A. Patrick, who is a Director. During 1999 the Company paid $265,000 to Diversified in connection with the Conway, Arkansas re-configuration project.

     Robert K. Montgomery is a member of the Board of Directors of the Company and a nominee as a Class III Director. See "Proposal 1 -- Election of Directors." Mr. Montgomery is a partner of the law firm Gibson, Dunn & Crutcher LLP which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for developing the Company's executive compensation policies and making recommendations to the Board of Directors with respect to these policies. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of the Company.

EXECUTIVE COMPENSATION POLICY

     The goals of the Company's executive compensation policy are to attract and retain qualified executives and to ensure that their efforts are directed toward the long-term interests of the Company and its stockholders. The Company is striving to generally position executive salaries at median competitive levels and to rely on variable, performance-based bonuses to play a significant role in determining total compensation. In addition, by establishing the 1993 and 1997 Stock Incentive Plans, the Company further linked executive and stockholder interests.

     The Compensation Committee annually reviews salaries, bonuses and other aspects of executive compensation. In general, the purpose of such annual reviews is to ensure that the Company's overall executive compensation program remains competitive with comparable businesses and that total executive pay reflects both the individual's performance as well as the overall performance of the Company.

BASE SALARY

     Each year, the performance of executives is reviewed and, based upon an assessment of individual performance and the Company's performance, a corresponding salary increase may be awarded. In 1999, based on a comparison of the Company's executive compensation levels and plans with those of other companies in the furniture manufacturing business, the Compensation Committee concluded that the Company's executive salaries had to be adjusted to keep pace with those of comparable companies. As a result, the salary increases awarded to the Company's Chief Executive Officer and other executive officers in 1999 reflected primarily the Compensation Committee's determination to adjust salaries to perceived competitive levels, as well as the Compensation Committee's evaluation of the overall performance of the Company and the performance of each executive officer.

     The salary of Mr. Robert A. Virtue, the Company's Chief Executive Officer, was determined on the foregoing basis. In addition to consideration of the salary levels of the chief executive officer of other furniture manufacturers, the Board considered the Company's operating results in 1998, the Company's stock performance, the effect of the general economy on the Company's performance and the success of the Company in addressing certain goals.

BONUSES

     Early each year the Board of Directors considers and approves an annual profit plan for the Company, which establishes a target level of overall Company profits, excluding certain non-recurring items. The bonuses payable to the Chief Executive Officer and the other executive officers are tied to the Company's actual performance relative to the annual profit plan. However, bonuses of divisional general managers are based upon divisional operating results. In 1999, the Chief Executive Officer was eligible to receive a bonus equal to 60% of his salary and each of the executive officers was eligible to receive a bonus equal to 50% of his salary if the annual profit plan target level or target divisional operating results, as applicable, had been achieved. In general, the amount of the bonus paid was subject to a 2% adjustment for each $200,000 difference between the actual profits and the plan's targeted profit level or, for divisional general managers, a similar formula to adjust for the difference between the actual results and the targeted results.

                                       THE COMPENSATION COMMITTEE OF
                                       THE BOARD OF DIRECTORS

                                       George W. Ott           John H. Stafford
                                       Donald A. Patrick       James R. Wilburn
                                       Donald S. Friesz

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The stock performance graph set forth below illustrates the Company's performance in total stockholder return over the period February 1, 1995 through January 31, 2000 relative to the following external indices: (a) the American Stock Exchange market value index ("AMEX Market Index") and (b) a peer group.(1) Each line on the stock performance graph assumes that $100.00 was invested in the Common Stock and the respective indices on February 1, 1995. The graph then tracks the value of these investments, assuming reinvestment of dividends, through January 31, 2000.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS
                OF THE COMPANY, AMEX MARKET INDEX AND PEER GROUP
                               PERFORMANCE GRAPH

                                                 VIRCO MFG. CORPORATION            PEER GROUP               AMEX MARKET INDEX
                                                 ----------------------            ----------               -----------------
1995                                                     100.00                      100.00                      100.00
1996                                                     118.43                      129.04                      128.18
1997                                                     209.54                      178.89                      137.96
1998                                                     565.36                      259.37                      157.36
1999                                                     419.16                      341.17                      163.03
2000                                                     328.09                      183.23                      192.14

---------------
(1) The peer group comprises all companies identified by Media General Financial Services as being within the "other business and institutional equipment" industry group, as follows: American Locker Group Incorporated, Autotote Corporation, Bell & Howell Co., Biper S.A. de C.V., Champion Industries, Inc., Comtrex Systems Corporation, Diebold, Incorporated, Dorel Industries Inc., Falcon Products, Inc., Fiberstars, Inc., Franklin Electronic Publishers, Incorporated, General Binding Corporation, The Genlyte Group Incorporated, Global Payment Technologies, Inc., Gradco Systems, Inc., Herman Miller, Inc., Hon Industries Inc., Hotelworks.com, Inc., Hypercom Corporation, Kimball International, Inc., Knape & Vogt Manufacturing Company, Koala Corporation, Kronos Incorporated, LSI Industries Inc., Mity-Lite, Inc., Nam Tai Electronics, Inc., Neutral Posture Ergonomics, Inc., Open Plan Systems, Inc., Par Technology Corporation, Pitney Bowes Inc., Reconditioned Systems, Inc., Smed International Inc., Smith Corona Corporation, Steelcase Inc., Tab Products Co., Tidel Technologies, Inc., Ultradata Systems, Incorporated, Xerox Corporation and the Company.

     The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, upon the recommendation of the Audit Committee of the Board of Directors of the Company, continues as the accounting firm selected by the Board of Directors to examine the accounts of the Company for the current year. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company by February 15, 2000, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     The Board of Directors does not know of any matters to be presented at the 2000 Annual Meeting other than as stated herein. If other matters do properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the proxies in accordance with their judgment in such matters.

     The Annual Report to the Stockholders of the Company for the fiscal year ended January 31, 2000, including financial statements, is being mailed to stockholders concurrently herewith.

     THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH HE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MAY 5, 2000. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE COMPANY AT 2027 HARPERS WAY, TORRANCE, CALIFORNIA 90501,
ATTENTION: CORPORATE SECRETARY.

     Stockholders are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Robert E. Dose, Secretary
Torrance, California
May 22, 2000

                                                                      APPENDIX A

                             VIRCO MFG. CORPORATION

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board.

     Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's stockholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

     - The committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

PROXY                                                                      PROXY

                             VIRCO MFG. CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2000


        The undersigned hereby appoints ROBERT A. VIRTUE, DOUGLAS A. VIRTUE and ROBERT E. DOSE, and each of them, with full power of substitution in each, as proxies of the undersigned to attend and vote, as designated on the reverse side, all shares of Virco Mfg. Corporation, a Delaware corporation (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held June 20, 2000 and any adjournment or postponement thereof:



     PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN ACCOMPANYING ENVELOPE.

                             [Reverse Side of Proxy]

                                                                     Please mark
                                                                your vote at [ ]
                                                                    indicated in
                                                                    this example


        1.     Election of Directors:
               FOR all nominees listed (except as marked to the contrary). [ ] WITHHOLD AUTHORITY to vote for all nominees listed. [ ]

               Robert A. Virtue      Donald A. Patrick      Robert K. Montgomery

               (INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the space provided below.)


        2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting.



ANY PREVIOUS PROXY EXECUTED BY THE UNDERSIGNED IS HEREBY REVOKED.

Receipt of the notice of meeting, the proxy statement and the annual report of the Company for the year ended January 31, 2000, is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, IN THE ABSENCE OF ANY DIRECTOR, THIS PROXY WILL BE VOTED FOR THE ELECTION AS SPECIFIED OF ALL OF THE NOMINEES LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature (s)                                          Date               , 2000
              ---------------------------------------       --------------

Note: Please sign exactly as addressed hereon. If the stock is jointly held each owner must sign. Executor, trustees, guardian and attorneys should so indicate when signing. Attorneys should submit proxies of attorney.

T-Shirt (front):
"World Class furniture..."
[graphic of table, chairs and laptop]
[Virco logo]
"furniture that fits"



T-shirt (back):
"...since 1950."
[graphic of table and chair]
"Virco"